EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

April 9, 2015

Violin Memory, Inc.

4555 Great America Parkway

Santa Clara, California

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Violin Memory, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 4,702,218 shares (the “SIP Shares”) of the Company’s Common Stock, par value $0.0001 per share, (“Common Stock”) issuable pursuant to the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) and 727,832 shares of the Common Stock (the “ESPP Shares,” collectively, with the SIP Shares, the “Shares”) issuable pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “2012 ESPP,” collectively, with the 2012 Plan, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP